CONSENT

The undersigned consents to being named as a Qualified Person in the transition report on Form 20-F for the transition period ended December 31, 2022 of Gold Royalty Corp. (the “Company”) being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto, and to the reference to the undersigned in the transition report as having reviewed and approved the technical and scientific information contained therein.

March 27, 2023

/s/ Alastair Still
Alastair Still